Exhibit 99.3
CONSENT OF RBC CAPITAL MARKETS CORPORATION
     We hereby consent to the inclusion in amendment no. 1 to the registration statement on Form S-4 of Allis-Chalmers Energy, Inc., a Delaware corporation (“Allis-Chalmers”), relating to the proposed merger of Elway Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Allis-Chalmers, with and into Bronco Drilling Company, Inc., a Delaware corporation (the “Registration Statement”), of our opinion letter, dated January 23, 2008, appearing as Annex B to the joint proxy statement/prospectus which is a part of the Registration Statement, and to the references to our name therein.
     In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
By:	/s/ RBC Capital Markets Corporation
RBC Capital Markets Corporation
New York, New York March 26, 2008